EXHIBIT 10.15

HURON CONSULTING GROUP INC.

EXECUTIVE OFFICERS’ COMPENSATION FOR 2007 AND 2008

SUMMARY SHEET

Name	Position	Year	Base Salary		Bonus (1)
Gary E. Holdren	Chairman of the Board, Chief Executive Officer and President	2007 2008	$ $	1,100,000 1,150,000	$ $	— 1,150,000
Daniel P. Broadhurst	Vice President, Chief Operating Officer	2007 2008	$ $	600,000 600,000	$ $	— 600,000
Gary L. Burge	Vice President, Chief Financial Officer and Treasurer	2007 2008	$ $	400,000 400,000	$ $	— 400,000
Natalia Delgado	Vice President, General Counsel and Corporate Secretary	2007 2008	$ $	325,000 325,000	$ $	— 325,000
Mary M. Sawall	Vice President, Human Resources	2007 2008	$ $	325,000 325,000	$ $	— 325,000

(1)	Bonuses are performance-based and there is no stated maximum. Bonuses for 2008 are based on targets and actual amounts paid may be greater or smaller than the amounts indicated.